CYTOMEDIX ANNOUNCES EXTENSION OF EXCLUSIVITY PERIOD TO GLOBAL PHARMACEUTICAL COMPANY FOR AUTOLOGEL SYSTEM IN CHRONIC WOUND MARKET

Provides Update on Coverage with Evidence Development (“CED”) Progress

GAITHERSBURG, Md. (July 2, 2012) – Cytomedix, Inc. (OTC/BB: CMXI) (the “Company” or “Cytomedix”), a regenerative therapies company commercializing and developing innovative platelet and adult stem cell technologies for wound and tissue repair, announced today an extension of the exclusivity period and an agreement with the top 20 global pharmaceutical company to negotiate a distribution agreement of the AutoloGel System in the U.S. chronic wound care market.

The parties agreed to extend the exclusivity period until August 30, 2012. In addition, the parties are now negotiating the material terms and provisions of a distribution agreement, and expect to commence sales under such distribution arrangement immediately upon execution on or before August 30, 2012. The distribution arrangement will include mutual options to convert the arrangement into an exclusive license and supply agreement.

The exclusivity extension and agreement to pursue a short term distribution agreement represent a continuation of the discussion of commercialization opportunities in the U.S. chronic wound care market previously disclosed by the Company.

“We look forward to finalizing a distribution arrangement that will allow our potential partner to initiate sales through its dedicated, hospital based sales force as we bridge towards a broader license agreement,” said Martin P. Rosendale, Chief Executive Officer of Cytomedix. “As we await final decisions from Centers for Medicaid & Medicare Services (“CMS”), this is a positive and logical step towards building a broader relationship. Importantly, such an agreement would provide a means to expand sales and enhance brand awareness for AutoloGel through a significantly larger sales force.

“As an update to reimbursement and Medicare coverage of AutoloGel under CED, we submitted our public comment on June 8th and met with the CMS Coverage and Analysis Group last week. During that meeting, we acknowledged CMS’ randomized clinical trial (“RCT”) requirements as described in its proposed decision memorandum on May 9th and detailed our view that rigorous and clinically robust answers to the RCT study requirements are possible with well designed protocols and randomized, prospective, observational studies. Such studies would focus on effectiveness and should benefit from results that generalize across broader, real world patient populations. Between now and the release of the final decision memorandum, which is expected on or before August 7, 2012, we continue to refine the proposed protocols with a view towards submitting them shortly thereafter. We will remain actively engaged with CMS to finalize these trial protocols and remain optimistic that the pragmatism underlying CED, which is intended to provide access to promising therapies while additional clinical data is collected and assessed, will be beneficial to all stakeholders – patients, payors and partners.”

“Finally, the ongoing partnership opportunity has provided Cytomedix with $4.5 million in non-refundable exclusivity payments to date and the Company ended the second quarter of 2012 with approximately $8.4 million in cash, including approximately $4.7 million dedicated for clinical trials and related matters. We remain well positioned to pursue our strategic goals and opportunities and look forward to continued sales growth in our commercial markets,” concluded Mr. Rosendale.

The above-referenced preliminary financial data relating to the Company’s cash position for the second quarter ended June 30, 2012 is prepared by, and is the responsibility of, Cytomedix management. The Company's closing process for the second quarter of fiscal 2012 has not yet been completed. Therefore, such financial data presented in this press release is estimated and is subject to change as a result of the period-end closing process.

About Cytomedix, Inc.

Cytomedix, Inc. is an autologous regenerative therapies company commercializing and developing innovative platelet and adult stem cell technologies for wound and tissue repair. The Company markets the AutoloGel™ System, a device for the production of autologous platelet rich plasma (“PRP”) gel for use on a variety of exuding wounds and the Angel® Whole Blood Separation System, a blood processing device and disposable products used for the separation of whole blood into red cells, platelet poor plasma (“PPP”) and PRP in surgical settings. On February 8, 2012 Cytomedix closed the acquisition of Aldagen, a biopharmaceutical company developing regenerative cell therapies based on its proprietary ALDH bright cell ("ALDHbr") technology, currently in a Phase 2 trial for the treatment of ischemic stroke. For additional information please visit www.cytomedix.com

Safe Harbor Statement

Statements contained in this communication not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix’s actual results may differ materially due to a number of factors, many of which are beyond Cytomedix’s ability to predict or control, including among many others, the successful negotiation and execution of the distribution and/or exclusive license and supply agreement during the exclusivity period, the Company’s ability to commence sales even when the distribution agreement is executed when and as contemplated, the Company’s ability to secure CMS reimbursement if and to the extent contemplated. To the extent that any statements made here are not historical, these statements are essentially forward-looking. The Company uses words and phrases such as “believes", "forecasted," "projects," "is expected," "remain confident,", “remain optimistic”, "will" and/or similar expressions to identify forward-looking statements in this press release. Undue reliance should not be placed on forward-looking information. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc. Cytomedix operates in a highly competitive and rapidly changing business and regulatory environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Except as is expressly required by the federal securities laws, Cytomedix undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. Additional risks that could affect our future operating results are more fully described in our U.S. Securities and Exchange Commission filings, including our Annual Report for the year ended December 31, 2011, filed with the SEC and other subsequent filings. These filings are available at http://www.sec.gov.

Contacts:

Cytomedix, Inc. LHA Anne Marie Fields

Martin Rosendale, CEO (afields@lhai.com)

Andrew Maslan, CFO

David Jorden, Executive Chairman (212) 838-3777

(240) 499-2680

Bruce Voss

(bvoss@lhai.com)

(310) 691-7100

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